Exhibit 99.1

FOR IMMEDIATE RELEASE

DELANCO BANCORP ANNOUNCES FIRST QUARTER 2010 RESULTS

JULY 20, 2010

DELANCO, NEW JERSEY

Delanco Bancorp, Inc. (Delanco) (NADASQ: DLNO.OB), the parent company of Delanco Federal Savings Bank (the “Bank”), today announced its financial results for the three months ended June 30, 2010.

For the three months ended June 30, 2010, Delanco recorded net earnings of $132 thousand as compared to $46 thousand for the three months June 30, 2009 and $365 thousand for the fourth quarter ending March 31, 2010. Earnings per share for the first quarter ending June 30, 2010 was $0.08, compared to $0.03 per share for the quarter ending June 30, 2009 and $0.23 per share for the quarter ending March 31, 2010.

“Our results for this quarter are another indicator of the progress we are making as an institution,” said James E. Igo, Delanco’s Chairman, President and CEO.  “We continue to work through our problem assets while closely monitoring our expenses.”

Balance Sheet

Total assets decreased $1.9 million or 1.4 % from March 31, 2010 to $138.0 million.  The decrease in assets was due primarily to decreases in investment securities of $1.6 million and in loans of $1.4 million partially offset by an increase in cash and equivalents of $1.2 million.

Total deposits decreased by $2.0 million or 1.6% to $125.1 million as of June 30, 2010 compared to $127.1 million as of March 31, 2010.  Core deposits grew $1.5 million while time deposits decreased by $3.5 million.

At June 30, 2010 shareholders equity equaled $11.9 million, or 8.60% of total assets, compared to $11.7 million or 8.32 % at March 31, 2010.  The increase in stockholders’ equity was primarily due to the quarterly earnings.

Asset Quality

Non-performing loans totaled $6.3 million, or 5.89% of total loans at June 30, 2010, compared to $6.1 million, or 5.64% of total loans at March 31, 2010.  At June 30, 2010 non-performing loans consisted of $3.5 million in commercial loans, $2.7 million in residential mortgages and $85 thousand in consumer loans.  Net charge-offs during the three month period ended June 30, 2010 were $26 thousand, compared to $623 thousand during the three month period ending March 31, 2010.  The allowance for loan losses at June 30, 2010 totaled $1.1 million or 1.05% of total loans outstanding, compared to $1.0 million or .92% of loans outstanding at March 31, 2010. The allowance for loan losses at June 30, 2010 was 17.8% of non-performing loans, compared to 16.4% of non-performing loans at March 31, 2010.

The Bank recorded a provision for loan losses of $150 thousand during the three months ended June 30, 2010, compared to a provision of $225 thousand for the quarter ended March 31, 2010.

Net Interest Income

Delanco’s net interest income remained relatively unchanged at $1.1 million for the quarter ended June 30, 2010 as compared the trailing quarter and increased by $82 thousand or 7.7% compared to the quarter ended June 30, 2009.

The net interest margin increased to 3.59% for the three months ended June 30, 2010, an increase of 16 basis points from the three months ended March 31, 2010, reflecting a steady return on interest earning assets and a decline in the interest cost on interest bearing liabilities.  For the quarter ended June 30, 2009, the net interest margin was 3.51%.

Non-Interest Income

Non-interest income increased to $44 thousand for the three months ended June 30, 2010 as compared to $32 thousand for the three month period ended March 31, 2010.  As compared to the three month period ended June 30, 2009, non-interest income decreased by $3 thousand.

Non-Interest Expenses

Non-interest expenses decreased by $42 thousand for the three month period ended June 30, 2010 as compared to the three month period March 31, 2010.  As compared to the three month period ended June 30, 2009, non-interest expense decreased by $92 thousand.  Decreases in salaries and employee benefits were offset to a lesser degree by increases in FDIC insurance payments and professional fees.

About Delanco Bancorp, Inc.

Delanco Bancorp, Inc. is the holding company for Delanco Federal Savings Bank.  Delanco Federal Savings Bank operates from two offices in Burlington County, New Jersey.  Delanco Federal Savings Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate a variety of consumer and business loans.

Forward-Looking Statements

This quarterly report contains forward-looking statements that are based on assumptions and may describe our future plans, strategies and expectations.  These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, changes in real estate market values in our area, and changes in relevant accounting principles and guidelines.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, we do not undertake, and specifically disclaim any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

DELANCO BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition

	June 30, 2010	March 31, 2010
	(unaudited)
ASSETS
Cash and cash equivalents
Cash and amounts due from banks	$654,027	$674,788
Interest-bearing deposits	5,458,957	4,208,881
Total cash and cash equivalents	6,112,984	4,883,669
Investment securities:
Securities held-to-maturity (fair value of $15,197,978 (unaudited) and $16,810,104 at June 30, 2010 and March 31, 2010, respectively)	14,752,537	16,359,598
Securities available-for-sale	255,950	258,163
Total investment securities	15,008,487	16,617,761
Loans, net of allowance for loan losses of $1,123,638 at June 30, 2010 (unaudited), $998,526 at March 31, 2010	105,769,203	107,204,042
Accrued interest receivable	471,906	492,682
Premises and equipment, net	7,637,995	7,723,970
Other Real Estate Owned	600,222	412,969
Investment required by law-stock in Federal Home Loan Bank, at cost	225,200	206,700
Deferred income taxes	977,050	1,029,028
Bank owned life insurance	141,703	136,004
Prepaid refundable income taxes	13,512	11,822
Other assets	1,089,358	1,203,676
Total assets	$138,047,620	$139,922,323

LIABILITIES
Deposits
Non-interest bearing deposits	4,054,884	3,940,884
Interest bearing deposits	121,074,388	123,222,698
Total deposits	125,129,272	127,163,582
Federal Home Loan Bank Advances	-	-
Accrued interest payable	38,970	45,580
Advance payments by borrowers for taxes and insurance	414,238	424,291
Other liabilities	597,539	553,994
Total liabilities	126,180,019	128,187,447

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 3,000,000 shares authorized; no shares issued		
Common stock, $.01 par value, 7,000,000 shares authorized; 1,634,725 shares issued and outstanding	$16,347	$16,347
Additional paid-in capital	6,625,801	6,625,801
Retained earnings, substantially restricted	5,814,740	5,682,964
Unearned common stock held by employee stock ownership plan	(544,688)	(544,688)
Accumulated other comprehensive (Loss)	(44,600)	(45,548)
Total stockholder’s equity	11,867,600	11,734,876
Total liabilities and stockholders’ equity	$138,047,620	$139,922,323

DELANCO BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,
	2010	2009
INTEREST INCOME
Loans	$1,518,180	$1,596,819
Investment securities	178,316	167,713
Total interest income	1,696,496	1,764,532

INTEREST EXPENSE
Interest-bearing checking accounts	23,330	26,020
Passbook and money market accounts	102,533	137,695
Certificates of deposits	424,106	526,388
Federal Home Loan Bank Advances	-	9,656
Total interest expense	549,969	699,759

Net interest income	1,146,527	1,064,773
Provision for loan losses	150,000	100,000
Net interest income after provision for loan losses	996,527	964,773

NON-INTEREST INCOME
Income from bank-owned life insurance	5,699	5,962
Service charges	35,429	35,845
Rental income		
Other	2,945	5,026
Total non-interest income	44,073	46,833

NON-INTEREST EXPENSE
Salaries and employee benefits	409,610	480,703
Advertising	4,852	9,931
Office supplies, telephone and postage	19,278	27,253
Net occupancy expense	165,749	169,250
Federal insurance premiums	72,684	57,695
Data processing expenses	32,119	45,402
ATM expenses	4,153	3,782
Bank charges and fees	24,746	30,509
Insurance and surety bond premium	14,112	16,206
Dues and subscriptions	7,596	14,058
Professional fees	62,167	47,824
Other	40,022	46,173
Total non-interest expense	857,088	948,786

INCOME BEFORE INCOME TAX EXPENSE	183,512	62,820

Income taxes	51,736	17,165

NET INCOME	$131,776	$45,655

INCOME PER COMMON SHARE	$.08	$.03